AMENDMENT TO
                                AGENCY AGREEMENT

     THIS AMENDMENT TO AGENCY AGREEMENT (this "Amendment") is entered into as of the first day of April, 2009 (the "Effective Date") by and between ADVISORS' INNER CIRCLE FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at one Freedom Valley Road, Oaks, Pennsylvania 19456 (the "Trust") and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11(th) Street, 5(th) Floor, Kansas City, Missouri 64105 ("DST").

     WHEREAS, the Trust and DST entered into that certain Agency Agreement on the 1(st) day of April, 2006 to be effective as of the 1(st) day of July, 2006 (the "Agreement").

     WHEREAS, the Trust and DST wish to amend the terms of the Agreement as outlined below.

     NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Trust and DST agree as follows:

     1. AMENDMENT TO AGREEMENT. With effect as of the Effective Date, the Agreement is hereby modified as follows:

         (a) The Preamble to the Agreement on the first page is hereby deleted and the following is inserted in lieu thereof:

          "THIS AGREEMENT made as of the 1(st) day of April, 2006, by and between the ADVISORS' INNER CIRCLE FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at One Freedom Valley Drive, Oaks, Pennsylvania 19456 (the "Trust") on behalf of each separate series of the Trust (each a "Fund") and each separate series of certain Funds (each a "Portfolio") maintained by a fund complex/management company as described and evidenced on each Advisor Complex Schedule attached hereto, and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11(th) Street, 5(th) Floor, Kansas City, Missouri 64105 ("DST"):"

          (b) A new section 4(H) is added as follows:

                (H) DST and the Trust will execute a schedule (each, an "Advisor Complex Schedule"), substantially in the form attached hereto as Exhibit C, for each separate fund complex/management company client of the Trust for whom the Trust retains DST to provide services pursuant to this Agreement (each an "Advisor Complex"). Each Advisor Complex

               Schedule will show (i) the name of the Advisor Complex, (ii) the term for the Advisor Complex Schedule (which, unless otherwise mutually agreed in writing, will be coterminous with the terms of the relationship between the Trust and the Advisor Complex), and
               (iii) the fees to be paid by the Trust to DST pursuant to Section 6 with respect to such Advisor Complex.

         (c) Section 6(A) is hereby deleted in its entirety and the following is inserted in lieu thereof:

               In consideration for its services hereunder as Transfer Agent and Dividend Disbursing Agent, the Trust will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency. Such compensation shall be calculated with respect to each Advisor Complex as set forth on each Advisor Complex Schedule or, if no separate fee schedule is agreed in an Advisor Complex Schedule with respect to a particular Advisor Complex, such fees set forth Exhibit A attached hereto and incorporated herein by reference. If the Trust has not paid such Compensation and Expenses to DST within a reasonable time, DST may charge against any monies held under this Agreement, the amount of any Compensation and/or Expenses for which it shall be entitled to reimbursement under this Agreement.

          (d) A new Section 18(L) is added as follows:

                (L) In connection with the enactment of the Red Flags Regulations (the "Regulations") promulgated jointly by the Office of the Comptroller of the Currency, Treasury (OCC); Board of Governors of the Federal Reserve System (Board); Federal Deposit Insurance Corporation (FDIC); Office of Thrift Supervision, Treasury (OTS); National Credit Union Administration (NCUA); and Federal Trade Commission (FTC or Commission) implementing section 114 of the Fair and Accurate Credit Transactions Act of 2003 (FACT Act) and final rules implementing section 315 of the FACT Act

                    (1) DST shall assist the Trust to fulfill the Trusts' responsibilities under certain provisions of the Regulations that focus on certain business processes that represent key activities of the transfer agent/service provider function, as set forth in the DST identity theft program (the "Identity Theft Program"), a current copy of which has hitherto been made available to Trust. These business processes are set forth in the Identity Theft Program. DST reserves the right to make changes thereto as experience suggests alternative and better ways to perform the affected function. DST shall provide Trust with written notice of any such changes thereto.

         (2) DST shall: (1) perform the procedures set forth in the Identity Theft Program, as amended by DST from time to time, which pertain to DST's performance of those transfer agency services in accordance with the terms and conditions set forth in this Agreement, (ii) implement and maintain internal controls and procedures reasonably necessary to insure that DST's employees act in accordance with the Identity Theft Program, and (iii) provide Trust with written notice of any material changes made to the Identity Theft Program.

         (3) Notwithstanding the foregoing, DST's obligations shall be solely as are set forth in this Section 18(L) and in the Identity Theft Program and any obligations under the Regulations that DST has not agreed to perform under such Identity Theft Program or under this Agreement shall remain the sole obligation of the Trust(s) or the Trust, as applicable.

         (4) With respect to the Identity Theft Program, DST will permit duly authorized governmental and self-regulatory examiners to make periodic inspections of its operations as such would involve Trust and the Trusts to obtain, INTER ALIA, information and records relating to DST's performance of its obligations under the Identity Theft Program and to inspect DST's operations for purposes of determining DST's compliance with the Identity Theft Program. Any costs imposed by such examiners in connection with such examination (other than fines or other penalties arising solely out of DST's failure to fulfill its obligations under the Identity Theft Program) shall be paid by Trust.


     (e) Section 21 is hereby deleted in its entirety and the following is inserted in lieu thereof:

21. TERMINATION OF AGREEMENT.

A. This Agreement shall be in effect from the date set forth at the beginning of this Agreement through March 30, 2014 and thereafter shall automatically renew for successive three (3) year terms (each such period, a "RENEWAL TERM") unless terminated by any party giving written notice of non-renewal at least six (6) months' prior to the last day of the then current term (the date on which such notice is due shall be referred to as the "Non-Renewal Notification Date") to each other party hereto; provided that DST shall deliver a written reminder (the "Renewal Reminder") to the Trust of the Non-Renewal Notification Date not more than 120 days and not less than ninety (90) days prior to such date. In the event DST fails to provide the Renewal Reminder within the prescribed period prior to the Non-Renewal Notification Date and the Trust does not provide DST with a notice of non-renewal, then the subsequent Renewal Term shall be twelve (12) months, rather than three (3) years; provided, however, in the event DST provides the Trust a Renewal Reminder not more than 120 days and not less than ninety (90) days prior to the expiration of any such 12 month Renewal Term, the subsequent Renewal Term (i.e., the Renewal Term effective upon the expiration of the twelve (12) month Renewal Term), shall be for thirty-six (36) months unless this Agreement is terminated by any party giving written notice of non-renewal at least six (6) months' prior to the last day of the then current term. Each Advisor Complex Schedule shall automatically terminate upon termination of this Agreement in accordance with this Section 21. In addition, either party may terminate this Agreement or an Advisor Complex Schedule in the following manner and under the following circumstances:

     (i) WITH RESPECT TO A TERMINATION FOR BREACH UNDER SECTION 21.B. OF THIS
     AGREEMENT: upon such date as is specified in a written notice given by the terminating party in the event of a material breach of this Agreement by the other party, provided the terminating party (A) gives the breaching party such notice of termination within forty-five days after the terminating party becomes aware of the occurrence of such material breach and (B) has notified the other party of such material breach at least thirty (30) days prior to the specified date of termination. The breaching party shall have thirty (30) days after receipt of the notice of termination to cure the breach or, if the breach is not capable of remedy within thirty (30) days, to commence actions, which if appropriately pursued would result in the curing of such breach and to thereafter appropriately pursue such actions. Where the material breach is not remedied or an appropriate remedy is not undertaken and pursued as previously set forth, DST will be due fees from the Trust at the regular rates as set forth in the then applicable Fee Schedule for an additional three (3) month period. At the end of such three (3) month period, or such other time as mutually agreed to in writing by the parties hereto, this Agreement shall terminate and the Trust's data shall be deconverted from TA2000 to the new recordkeeping and processing system chosen by the Trust. If the material breach is remedied or an appropriate remedy is undertaken and pursued as previously set forth within such thirty (30) day cure period, the Agreement shall continue for the remainder of the then current Term and any future Terms to which the parties have committed at such time.

     (ii) WITH RESPECT TO A TERMINATION OF AN ADVISOR COMPLEX SCHEDULE: An Advisor Complex Schedule may be terminated effective as of the expiration of the then current term specified on the Advisor Complex Schedule by either party giving to the other party the amount of prior written notice prior to the such expiration specified in the applicable Advisor Complex Schedule, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. For clarification, a termination of any Advisor Complex Schedule shall have no effect on any other Advisor Complex's applicable Advisor Complex Schedule and such other Advisor Complex Schedules will remain active on TA2000 under the Trust and this Agreement shall remain in full force and effect for those other Advisor

     Complex's who remain active on TA2000. In event of a termination under this subsection, no termination fee shall be owed by the terminating party to the other party; provided, however, the Trust will be responsible for all deconversion costs with respect to the deconversion of the applicable Advisor Complex.

     (iii) WITH RESPECT TO A TERMINATION FOR BREACH UNDER SECTION 21.C. OF THIS
     AGREEMENT: upon such date as is specified in a written notice given by the terminating party in the event of a material breach of an Advisor Complex Schedule or a material breach of this Agreement by the other party, provided the terminating party (A) gives the breaching party such notice of termination within forty-five days after the terminating party becomes aware of the occurrence of such material breach and (B) has notified the other party of such material breach at least thirty (30) days prior to the specified date of termination, The breaching party shall have thirty (30) days after receipt of the notice of termination to cure the breach or, if the breach is not capable of remedy within thirty (30) days, to commence actions, which if appropriately pursued would result in the curing of such breach and to thereafter appropriately pursue such actions. Where the material breach is not remedied or an appropriate remedy is not undertaken and pursued as previously set forth, DST will be due fees from the Trust at the regular rates as set forth in the then applicable Fee Schedule for an additional three (3) month period. At the end of such three (3) month period, or such other time as mutually agreed to in writing by the parties hereto, the applicable Advisor Complex Schedule shall terminate and the applicable Advisor Complex's data shall be deconverted from TA2000 to the new recordkeeping and processing system chosen by the Advisor Complex, provided, however, a termination of any Advisor Complex Schedule pursuant to this Section shall have no effect on any other Advisor Complex Schedule and such other Advisor Complex Schedules will remain active on TA2000 under the Trust and this Agreement shall remain in full force and effect for those other Advisor Complexes who remain active on TA2000. If the material breach is remedied or an appropriate remedy is undertaken and pursued as previously set forth within such thirty (30) day cure period, the applicable Advisor Complex Schedule shall continue for the remainder of the then current Term and any future Terms to which the parties are committed as specified on the Advisor Complex Schedule.

B. Each party, in addition to any other rights and remedies, shall have the right to terminate this Agreement forthwith upon the occurrence at any time of any of the following events with respect to the other party:

     (1) The bankruptcy of the other party or its assigns or the appointment of a receiver for the other party or its assigns; or

     (2) Failure by the other party or its assigns to perform its duties in accordance with the Agreement, which failure materially adversely affects the business operations of the first party and which failure continues for thirty (30) days after receipt of written notice from the first party.

C. Each party, in addition to any other rights and remedies, shall have the right to terminate an Advisor Complex Schedule forthwith upon the occurrence at any time of failure by the other party or its assigns to perform its duties in accordance with the Agreement or such Advisor Complex Schedule, which failure materially adversely affects the business operations of the first party or the applicable Advisor Complex and which failure continues for thirty (30) days after receipt of written notice from the first party.

D. In the event of the full termination of this Agreement or a termination of an Advisor Complex Schedule, the Trust will promptly pay DST all amounts due to DST under this Agreement and DST will use its reasonable efforts, in accordance with acceptable industry standards, to transfer the records of the Trust (or deconverting Advisor Complex, if a termination of a Advisor Complex Schedule, but not the full termination of the Agreement) to the designated successor transfer agent (or a place designated by the Trust in case of a liquidating termination) within a reasonable time period, to provide reasonable assistance to the deconverting Advisor Complex and its designated successor transfer agent, and to provide other information relating to its services provided hereunder (subject to the recompense of DST for such assistance at its standard rates and fees for personnel then in effect at that time); provided, however, as used herein "reasonable assistance" and "other information" shall not include assisting any new service or system provider to modify, alter, enhance, or improve its system or to improve, enhance, or alter its current system, or to provide any new functionality or to require DST to disclose any DST Confidential Information, as hereinafter defined, or any information which is otherwise confidential to DST.

E. If, prior to converting from the TA2000 System, a Fund or Portfolio thereof is unable to obtain a commitment from the new transfer agent that the new transfer agent will perform year end reporting (tax or otherwise) for the entire year and mail and file all reports, including by way of example and not limitation, reports or returns of Form 1099, 5498,m 945, 1042 and 10425, annual account valuations for retirement accounts and year end statements for all accounts and any other reports required to be made by state governments or the federal government or regulatory agencies (the "Returns") (i) DST shall perform year end reporting as instructed by the Fund for the portion of the year DST served as transfer agent and (ii) DST shall be paid therefore a monthly per CUSIP fee (in addition to any applicable Closed CUSIP Fee) through the end of the last month during which the last Return or form is filed (at its standard rate and fees for personnel then in effect at that time). The Fund will cause the new transfer agent to timely advise DST of all changes to the shareholder records effecting such reporting by DST (including but not limited to all account maintenance and any "as of" processing) until all DST reporting obligations cease; and DST shall have no further obligations to the Fund, and the Trust hereby indemnifies, or shall cause the Fund to indemnify. DST and holds, or shall cause the Fund to hold, DST harmless against any Adverse Consequences arising out of or resulting from the failure of the new transfer agent to timely and properly advise DST as required by this Agreement or which could have been avoided if the new transfer agent had timely and properly advised DST thereof or which occur after the Trust or the Fund ceases to pay DST to maintain the Fund data on the TANN System and DST purges the data of the Fund from the TA2000 System.

F. In the event of a termination by a Fund or Portfolio which is liquidating and distributing the proceeds thereof to such shareholders and thereafter closing, such Fund or Portfolio shall use reasonable efforts to provide DST at least three (3) months prior written notice of such liquidation, distribution and closing. In such event, DST may charge reasonable fees as set forth in the then existing Fee Schedule and reasonable fees for account maintenance and processing and for all expenses incurred on the terminated Liquidating Fund's, Portfolio's or Class' behalf, for the time period required to complete the liquidation and/or maintain the Liquidating Fund, Portfolio or Class on DST's TA2000 System for the provision of services, including services in connection with Internal Revenue Service reporting or other required regulatory reporting. All such fees shall be reviewable by the Trust for reasonableness and shall be paid monthly by the Trust until the liquidation is complete and the liquidating Fund or Portfolio is purged from the TA2000 System and DST's services are no longer being utilized.

      (f) A new Section 22(D) is added as follows:

     Throughout the Term, DST shall comply with Exhibit D (DST Information Protection Program), which is made a part of this Agreement and applies to the Transfer Agency. The policies and procedures specified in Exhibit D (DST Information Protection Program) are subject to change at any time provided that the protections afforded thereby will not be diminished in comparison with those provided by DST to the Trust prior to the execution of this Agreement. DST will be reasonably available to meet with and provide reasonable assurances to the Trust concerning its data security procedures.

     (g) Exhibit A is hereby amended to delete the paragraph under the heading, "2. Fee Increases" under the heading "NOTES TO THE ABOVE FEE SCHEDULE" in its entirety and replace it as follows:

2. FEE INCREASES

The fees payable under each Advisor Complex Schedule shall increase annually, effective as of each anniversary of the Effective Date of such Advisor Complex Schedule, by an amount not to exceed the percentage increase, if any, in the Consumer Price Index for all Urban Consumers (CPI-U) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as reported by the Bureau of Labor Statistics, since the last anniversary date; provided, however, if the percentage increase in the CPI-U since the last anniversary date exceeds five percent (5%) the fee increase shall be limited to five percent (5%) and the amount by which the percentage increase in the CPI-U exceeds five percent (5%) may be charged in later years, provided in no year will the fee increase exceed five percent (5%). If the Bureau of Labor Statistics ceases to publish such Consumer Price Index for all Urban Consumers, DST shall in good faith select an alternate adjustment index.

         (h) A new Exhibit C (Advisor Complex Schedule) is hereby added to the Agreement as set forth in Attachment I hereto.

          2. EFFECT ON AGREEMENT. As of the Effective Date, this Amendment shall be effective to amend the Agreement and to the extent of any conflict between the Agreement and this Amendment, this Amendment supercedes and replaces the Agreement.

          3. EXECUTION IN COUNTERPARTS/FACSIMILE TRANSMISSION. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

          4. TERMINOLOGY. The words "include", "includes" and "including" will be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and similar terms will refer to this Amendment unless the context requires otherwise.

          5. AGREEMENT IN FULL FORCE AND EFFECT. Except as specifically modified by this Second Amendment, the terms and conditions of the Agreement shall remain in full force and effect, and the Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Trust and DST as of the Effective Date.


          6. CAPITALIZED TERMS. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agreement.

          7. AUTHORIZATION. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

          8. GOVERNING LAW. This Amendment shall be construed according to and governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives as of the date first written above.

ADVISORS' INNER CIRCLE FUND

By: /s/ Phil Masterson
    ------------------
Printed Name: Phil Masterson
Title: President

DST SYSTEMS, INC.

By: /s/ Thomas J. Schmidt
    ---------------------
Printed Name: Thomas J. Schmidt
Title: Vice President

                                  ATTACHMENT I

                   EXHIBIT C TO THE AGENCY AGREEMENT BETWEEN
                      DST AND ADVISORS' INNER CIRCLE FUND

                                                                     PAGE 1 OF 2

                            ADVISOR COMPLEX SCHEDULE

This ADVISOR COMPLEX SCHEDULE (this "Schedule") to the Agreement (as amended, the "Agreement") originally made as of the 1(s)` day of April, 2006, by and between the ADVISOR'S INNER CIRCLE FUND, a business trust existing under the laws of the Commonwealth of Massachusetts, having its principal place of business at One Freedom Valley Road, Oaks, Pennsylvania 19456 (the "Trust") and DST SYSTEMS, INC., a corporation existing under the laws of the State of Delaware, having its principal place of business at 333 West 11(th) Street, 5(th) Floor, Kansas City, Missouri 64105 ("DST") is entered into by and between DST and the Trust as of the ___ day of _______ , 20_"

1. ADVISOR COMPLEX. Subject to the Terms and conditions contained in the Agreement, DST shall provide the Services specified therein to the Trust on behalf of ___________

2. TERM. This Advisor Complex Schedule shall continue until ____________________

3. REQUIRED NOTICE PRIOR TO EXPIRATION. The amount of prior written notice required pursuant to Section 21(a)(ii) is ______________

4. FEES. In consideration for its services to the Trust as Transfer Agent and Dividend Disbursing Agent on behalf of the Advisor Complex specified in this Advisor Complex Schedule, the Trust will pay to DST from time to time a reasonable compensation for all services rendered as Agent, and also, all its reasonable billable expenses, charges, counsel fees, and other disbursements ("Compensation and Expenses") incurred in connection with the agency. Such compensation is set forth on Exhibit A attached hereto and incorporated herein by reference.

5. MISCELLANEOUS. This Advisor Complex may be executed in one or more counterparts, each of which shall be deemed an original and all or which together shall constitute one and the same Advisor Complex Schedule.

                   EXHIBIT C TO THE AGENCY AGREEMENT BETWEEN
                      DST AND ADVISORS' INNER CIRCLE FUND

                                                                     PAGE 2 OF 2

          IN WITNESS WHEREOF, each party hereto has caused the Advisor Complex Schedule to be executed on its behalf as of the date first above written.

ADVISORS INNER CIRCLE                                DST SYSTEMS, INC.
FUND

By:_______________________                           By:_______________________

Name:_____________________                           Name:_____________________

Title:____________________                           Title:____________________

Date:_____________________                           Date:_____________________

                       EXHIBIT D TO THE AGENCY AGREEMENT
                  BETWEEN DST AND ADVISORS' INNER CIRCLE FUND

                                                                     PAGE 1 OF 1

                       DST INFORMATION PROTECTION PROGRAM

DST has a formal Information Protection Program (IPP) that was established and exists as a working roadmap for DST security. DST does Risk Assessments, Security Assessments, Security Awareness for the corporation as a whole, targeted training for specific applicable groups, and other security related activities. DST has a program and process pursuant to which DST reviews its technology and architecture and security requirements and needs.

Integral to the function of the IPP are the Information Protection Committee
(IPC) and the Information Protection Board (IPB). The IPC convenes periodically during the year and is responsible for 1) identifying, measuring and rating risks, 2) approving policies, standards, and practices, and 3) assessing and reporting progress towards compliance. The IPB convenes periodically during the year and is responsible for providing executive level oversight and guidance to the Information Protection Program.

A component of the IPP is DST's Policies, Control Standards, and Technology Baselines. DST's Security Management Console (SMC) is an on-line system DST obtained from Archer Technologies that provides Security Policies, Control Standards, and Technical Baselines, oriented to the financial industry. The policies and standards incorporated in the SMC are designed to be consistent and evolve with IS027001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST deems them applicable to its business.

DST has in place security log and activity monitoring, on a 24x7x365 basis. DST has an Intrusion Detection System (IDS) implemented to keep us informed on network activity. DST has an incident response process to deal with unexplainable logs and activities that are observed. This process is reviewed for validity and effectiveness for the purpose. DST uses third party security reviews to also provide the information to support DST's security efforts.

All of the foregoing policies and procedures are subject to regular review and modification without notice, it being agreed that (i) no change to the foregoing shall diminish the over-all level of security and protections afforded to Trust Data as maintained on TA2000 and the DST Facilities and (ii) DST hereby undertakes that it shall at all times have in place data security policies and standards that are reasonably designed to be consistent and evolve with IS027001, HIPAA, Data Protection Act of 1998, IS Forum Standards, FFIEC IS Booklet, and MAS to the extent DST reasonably deems them applicable to its business.